Exhibit 10.19

October 20, 2005

Ms. Sandra R.A. Karrmann

2620 King Arthur Boulevard

Lewisville, Texas 75056

Re:         Offer of Employment

Dear Sandi:

This letter will discuss the basic terms of Meritage Homes Corporation’s offer to you of the newly created position of Vice President, Chief Human Resources Officer. We expect this position will be an exciting and unique opportunity for Meritage Homes Corporation to move into the future with the proper Human Resources tools for our continued success in the home building industry. Based upon our discussions with you, we understand that you have the experience, technical skill and personal strengths to be successful in this critical management position.

Your compensation package will consist of:

1.             An annual base salary of $300,000, to be reviewed annually based on performance.

2.                                       A potential annual bonus in the $150,000 to $200,000 range, payable in February following the previous calendar year.

A.                                   One-third of the bonus will be based on Meritage Homes achieving its business plan performance objectives as established by our Board of Directors. If Meritage meets a minimum of 90% of those objectives, then you will be eligible for a $50,000 bonus, and if 100% of those objectives are achieved, then you will be eligible for a $66,667 bonus.

B.                                     Another one-third, $50,000 to $66,667of your potential bonus, will be based on your successful implementation of systems and organization of the Human Resources Department, which are pre- approved and evaluated by the co-CEOs.

C.                                     The final one-third, $50,000 to $66,667 of your potential bonus, will be based upon your meeting objective and subjective criteria in recruiting, training and employee retention. In the first year we would expect you to hire a person to be in charge of coordinating corporate training. All criteria will be determined mutually by you and the co-CEOs.

3.                                       We have agreed that you are eligible for a hiring bonus of up to $177,000.

A.                                   $125,000 of that bonus will be payable on or about January 15, 2006.

B.                                     $32,000 of that bonus will be payable on or about January 15, 2007.

C.                                     $20,000 of that bonus will be payable on or about January 15, 2008.

D.                                    You must be employed by Meritage Homes at the time the bonus payment is due for you to receive these payments.

E.                                      You have agreed that if you leave the employment of Meritage Homes for any reason before December 31, 2008, then you will repay to Meritage Homes $100,000 of this signing bonus and that Meritage Homes may offset any final payments or compensation due to you up to $100,000 for that repayment.

4.                                       With regard to stock options:

A.                                   You will receive an initial option grant of 10,000 shares of stock to be vested at a rate of 20% per calendar year of your employment, with your exercise of those options to be effected within seven years from the date of grant.

B.                                     In addition, you will be eligible for annual option grants of 7,500 shares per year, subject to the same vesting schedule.

C.                                     These stock option grants are subject to approval of the Board of Directors and will be documented and subject to the same requirements as Meritage’s stock option plans for similarly situated employees.

5.                                       We have agreed to enter into a Change of Control Agreement with you for you to receive a change of control payment of $300,000 if Meritage Homes Corporation is sold and you are either not offered the senior most Human Resources position in the new company, the new company will not be located in the Dallas area or you elect not to stay in another position with the new company. Again, the terms of the Change of Control Agreement are subject to approval by the Board of Directors.

6.                                       Benefits. We have agreed that you will have benefits commensurate with those available for senior level executives. Currently these will include:

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A.                                   An automobile allowance in the amount of $18,000 per year

B.                                     Three weeks per year of paid vacation.

C.                                     Medical and dental insurance coverage for you and your family as is available for senior level executives.

D.                                    A company paid annual physical at a facility, such as the Cooper Clinic.

E.                                      401(k) eligibility and matching and other customary Meritage employee benefits, subject to the Plan documents and ERISA.

We are excited about the opportunity to have you join Meritage Homes. Once you begin work, as we discussed, we will also work with you to hire your executive assistant.

Please acknowledge your acceptance of this exciting new position of our senior management team by signing below and returning a copy to my office.

Once again, congratulations, and I am looking forward to working with you.

Sincerely,

/s/ John R. Landon
John R. Landon
Co-Chairman and CEO

Agreed and Accepted By:

/s/ Sandra Karrmann